RULE 424(B)(3)                                                 FILED PURSUANT TO
                                             REGISTRATION STATEMENT NO. 33-44593

                              PROSPECTUS SUPPLEMENT
                GE DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

     This Prospectus Supplement to the Prospectus dated January 8, 1992 (the Prospectus) for the GE Dividend Reinvestment and Share Purchase Plan (the Plan) describes two amendments to the Plan. This Prospectus Supplement is part of the Prospectus and should be kept with your copy of the Prospectus. The information in the Prospectus Supplement supersedes the information in the Prospectus to the extent inconsistent with the Prospectus.

THE PLAN AMENDMENTS ARE AS FOLLOWS:

1. BOOK-ENTRY SHARES FOR STOCK SPLITS OF AND DIVIDENDS ON ALL PARTICIPATING SHARES.

     All shares distributed by GE, either due to a stock split of shares participating in the Plan, or upon any stock dividend on such shares, will be credited to the participant's Plan account. (Formerly, certificates were mailed to participants for splits of, or stock dividends on, shares held by participants in certificate form, even if such shares were participating in the Plan; book-entry shares were credited only for splits of or dividends on shares already held in participants' Plan accounts.) This change affects pages 9 and 18 of the Prospectus. Of course, participants may at any time obtain certificates for shares held in their Plan accounts in book-entry form, as set forth in the Prospectus, whether or not those shares continue to participate in the Plan.

2.   CHANGE OF AGENT.

     Effective April 1, 1997, the agent for the Plan participants is The Bank of New York. (The former agent, Bank of Boston, has appointed Bank of New York its successor for this purpose.) This change affects pages 1 and 13 of the Prospectus. To contact Plan administrators, participants should continue to use the address and telephone number in the Prospectus and on their Plan statements.

     The Agent may use BNY Brokerage, Inc., a wholly owned subsidiary of The Bank of New York Company, Inc., for trading activity under the Plan on behalf of Plan participants. BNY Brokerage, Inc. receives a commission in connection with the liquidations it processes.

     Participants may obtain additional information, or request a copy of the Plan amendments or the Prospectus of which this Prospectus Supplement forms a part, by calling The Bank of New York, Agent, at its toll-free number, 1-800-STOCK-GE.

Prospectus Supplement
dated April 15, 1997